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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, and No. 33-76486, and
Form S-3 No. 333-66550, No. 333-90813, No. 333-65515, No. 333-25297, No.
333-1710, No. 33-82902 and No. 33-97288) of Equity Lifestyle Properties, Inc., and in the related Prospectuses, of our reports dated March 24, 2005 with respect to the consolidated financial statements and schedules of Equity Lifestyle Properties, Inc., Equity Lifestyle Properties, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financing reporting of Equity Lifestyle Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.



Chicago, Illinois
March 24, 2005